Exhibit 99.1
SELECTICA AMENDS PREFERRED STOCK PURCHASE RIGHTS PLAN
TO LOWER BENEFICIAL OWNERSHIP PERCENTAGE FROM 15% TO 4.99%
SAN JOSE, CA, November 17, 2008 — Selectica, Inc. (Nasdaq: SLTC) today announced that its board of directors has amended the terms of the company’s preferred stock purchase rights plan initially distributed to holders of its outstanding common stock in 2003. The rights have been amended in order to protect the interests of all stockholders by helping preserve the value of the company's net operating loss carryforwards and tax credits. The amended rights plan is similar to shareholder rights plans adopted by several other public companies with significant net operating loss carryforwards. Existing stockholders will not be required to divest any shares of the company’s common stock acquired before the amendment becomes effective.
In addition to protecting the company’s net operating loss carryforwards and tax credits, the amended rights plan is designed to assure that all stockholders of the company receive fair and equal treatment in the event of any proposed takeover of the company, to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of the company without paying all stockholders a fair price, and to enhance the board’s ability to negotiate with a prospective acquirer.
The amendment was not adopted in response to any effort to acquire control of Selectica. However, the rights plan may also have an anti-takeover effect and will be an impediment to a proposed takeover which is not approved by Selectica’s board of directors.
The company also announced that its board of directors had formed an independent director evaluation committee of the board to evaluate the terms and provisions of the rights plan over the term of the plan, and to make recommendations to the board with respect to the rights plan no later than April 30, 2009.
Effect of the Amendment
Each right initially entitles stockholders to buy one one-thousandth of a share of the Series A Junior Participating Preferred Stock of the company, at an initial exercise price of $18.00, in the event the rights become exercisable. As amended, the rights generally become exercisable if a person or group becomes the beneficial owner of 4.99% or more of the outstanding common stock of the company or announces a tender offer for 4.99% or more of the outstanding common stock. Before the amendment, the beneficial ownership percentage threshold to trigger the rights plan was 15%.
Any person or group that owns 4.99% or more of Selectica’s outstanding common stock as of November 17, 2008 will not trigger exercisability of the rights, so long as they do not increase their beneficial ownership of common stock by 0.5% or more thereafter, unless upon becoming the beneficial owner of such additional common stock such person or group would beneficially own 15% or more of Selectica’s outstanding stock or would not beneficially own 4.99% or more of Selectica's outstanding stock. Additionally, any person or group who Selectica’s board of directors determines inadvertently exceeded the 4.99% threshold can avoid the dilutive effect of the rights by promptly divesting shares of Selectica’s common stock so as to reduce its interest below the threshold level.
In the event that the rights become exercisable, each right will entitle its holder to purchase, at the right’s exercise price, a number of shares of common stock or equivalent securities having a market value at that time of twice the right’s exercise price. Rights held by the triggering person will become void and will not be exercisable to purchase shares at the reduced purchase price.
The rights will expire on February 4, 2013, unless the rights are earlier redeemed or exchanged in accordance with the rights plan or the rights plan is earlier terminated by the company’s board of directors.
Additional information with respect to the rights plan, including the amendment, will be contained in the Current Report on Form 8-K that the company is filing with the Securities and Exchange Commission. A copy of the Form 8-K can be obtained at the SEC’s Internet website at www.sec.com.
About Selectica, Inc.
Selectica (Nasdaq: SLTC) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co., Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to fluctuations in demand for Selectica’s products and services; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Company’s industry; and risks related to the Company’s past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company’s most recent Form 10-KSB, and other reports filed by the Company with the Securities and Exchange Commission.
Contact:
Scott Wilson, 415-785-7945, ir@selectica.com